Exhibit 34.1
KPMG LLP
Suite 2300
Three Wachovia Center
401 South Tryon Street
Charlotte, NC 28202-1911
Report of Independent Registered Public Accounting Firm
The Board of Directors
Wachovia Bank, National Association:
We have examined management’s assessment, included in the accompanying Management Assessment, that Wachovia Bank, National Association (the Bank) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for asset-backed security transactions backed by auto loans on the Bank’s Dealer Services systems (the Platform), except for servicing criteria 1122(d)(1)(ii), 1122(d)(1)(iii), 1122(d)(2)(iii), 1122(d)(2)(vi), 1122(d)(4)(iii), and 1122(d)(4)(ix)-(xiii), which the Bank has determined are not applicable to the activities it performs with respect to the Platform, as of and for the year ended December 31, 2007. Appendix A to Management Assessment identifies the individual asset-backed transactions and securities defined by management as constituting the Platform. Management is responsible for the Bank’s compliance with those servicing criteria. Our responsibility is to express an opinion on management’s assessment about the Bank’s compliance based on our examination.
Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Bank’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Bank processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Bank during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Bank during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Bank’s compliance with the servicing criteria.
In our opinion, management’s assessment that the Bank complied with the aforementioned servicing criteria as of and for the year ended December 31, 2007 is fairly stated, in all material respects.

Charlotte, North Carolina
March 14, 2008
KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.